Exhibit 10.12

Board of Directors Services Agreement

This Board of Directors Services Agreement (the “Agreement”), dated February 1, 2024, is entered into between Yerbaé Brands Corp. (the “Company”), and Maruf Raza (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein; and

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree that this Agreement as follows:

1. Board of Directors Appointment. The Director hereby consents to serve as a member of the Company’s Board of Directors (the “Board”) for an initial term of 1 year, subject to and effective upon approval by the Board and/or election by the Company stockholders (“Stockholders”), until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination or expiration of this Agreement in accordance with Section 9 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and the other members as nominated and elected as Directors.

2. Services. The Director will use reasonable best efforts to provide the following services to the Company: (a) participate in regularly scheduled and special Board and committee meetings so long as such meetings are noticed in accordance with the Company’s Bylaws; (b) meet or otherwise confer with Company executives on an active and regular basis as reasonably requested by the CEO and/or Chairman of the Board; (c) serve as the Chairperson of the Audit Committee; (d) serve as a member of certain committees such as member of the Audit Committee, member of the ; (e) timely respond to reasonable time requests for consent, which consent may be withheld until the Director has been reasonably satisfied of the facts comprising such request as to make an informed reasonable decision regarding the subject matter thereof; and (f) provide such other reasonable services, and perform such reasonable duties, as are customary and appropriate for Board members (together, the “Director Services”). In the cases of (a), (b), (e) and (f) above, in the absence of notice as required by the Company’s Bylaws, the Director shall not be held in breach of this Agreement. The Director’s reasonable failure to comply with every instance of Director Services set forth in (a), (b), (e) and (f) above shall not constitute a breach of this Agreement. The Director may waive any notice or information requirement set forth above, but may also refrain from participation in any meeting or consent to which proper notice or information requirement has not been met. The Company’s failure to comply with its obligations under the Bylaws juxtaposed with the Director’s adherence thereto shall not constitute a breach of this Agreement.

3. Independent Contractor. The Company and Director acknowledge and agree that Director’s service to the Company shall be in the capacity of an independent contractor and not as an employee.

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4. Compensation. As compensation for the Director Services, subject to Board approval the Company shall award Director up to 77,777 Restricted Share Units (“RSUs”), as that term is defined in the Equity Incentive Plan of the Company (the “Plan”) subject to vesting (the “Award”). The number of RSUs comprising the Award is calculated based on US$70,000 aggregate value of $0.90 per RSU. The Award shall eligible for vesting in one installment on the date that is one year following the date of the Award. The Award shall then vest in proportion to the number of Board meetings at which Director was present, with the unvested portion then lapsing. The Awards shall be subject to the terms and conditions of the Plan and Award Agreement.

5. Insurance. The Director will be named as an insured on the director and officer liability insurance policy maintained by the Company or as may be maintained by the Company from time to time.

6. Indemnification. In addition to being indemnified under Company Bylaws, the Director and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated directors of the Company to the extent the Director and the Company have not already entered into such an agreement.

7. Duties of Director.

(a) Fiduciary Duties. In fulfilling his or her managerial responsibilities, the Director shall be charged with a fiduciary duty to the Company and its Stockholders. The Director shall be attentive and inform himself or herself of all available material facts regarding a decision before taking action. In addition, the Director’s actions shall be motivated solely by the best interests of the Company and its Stockholders.

(b) Confidentiality. During the term of this Agreement, and for a period of one (1) year thereafter, the Director shall maintain in strict confidence all information he or she has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

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(c) Nondisclosure and Nonuse Obligations. The Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats its own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his or her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him or her, or of which he or she becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(d) Return of Company Property. All materials furnished to the Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company and the Company may reasonably request the Director to return original copies of any and all Company Property to the Company’s corporate headquarters upon reasonable request; the Director may retain copies of Company Property, subject to compliance with the Director’s confidentiality obligations.

8. Covenants of Director.

(a) No Conflict of Interest. During the term of this Agreement, and for a period of one (1) year after its expiration or termination, the Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that the Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Section 8 only if and to the extent it engages in the business substantially similar to substantial parts of the Company’s business.

(b) No solicitation. During the term of this Agreement, and for a period of one (1) year after its termination or expiration, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his, her or its employment, contractual or other relationship with the Company.

(c) Compliance with Company Policies. The Director agrees to adhere to the Company’s policies as in effect from time to time, including, but not limited to, its insider trading policy and blackout periods.

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9. Term and Termination.

(a) Term. This Agreement is effective as of the date first written above and will continue until the Expiration Date (the “Term”).

(b) Survival. The rights and obligations contained in Sections 5, 6, 7 and 8 will survive any termination or expiration of this Agreement, and the Director shall have the right to the benefits of the director and officer liability insurance policy referenced in Section 5 of this Agreement for any acts or omissions or claims based on action or inaction that took place during the Term. Irrespective of the termination or expiration of this Agreement, the Director is entitled to any rights and benefits provided in any other agreements or letters signed by the Company that provide any such rights and benefits to the Director.

10. Miscellaneous.

(a) Further Assurances. Each of the parties hereto shall execute and deliver any and all other instruments, documents, and agreements and take all actions as either party may reasonably request from time to time to effectuate the purposes of this Agreement.

(b) No Assignment. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against, the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of any of the parties to this Agreement, except that Director may not assign or transfer its rights or obligations under this Agreement without the prior consent of the Company.

(c) Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or of any provision hereof.

(d) Interpretations and Definitions. The parties agree that each party and his, her or its counsel have reviewed and revised this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Terms and phrases that are defined in any part of this Agreement shall have the defined meanings wherever used throughout this Agreement. The terms “hereunder” and “herein” and similar terms used in this Agreement shall refer to this Agreement in its entirety and not merely to the article, section, subsection, paragraph, or subparagraph in which the term is used. All references in this Agreement to the neuter gender include the feminine and masculine and the singular number includes the plural. The words “person” and “party” shall include a corporation, company, partnership, firm, trust or association whenever the context so requires.

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(e) Controlling Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without application of the conflict of laws principles of Delaware or any other jurisdiction. Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in a State or Federal court in the City of Phoenix, Maricopa County, State of Arizona, and they hereby irrevocably submit to the jurisdiction of any such court. Notwithstanding the foregoing, any order or judgment of such an Arizona situated court shall be enforceable by, through, or in the courts of any other jurisdiction, specifically including but not limited to British Columbia, Canada.

(f) Attorneys’ Fees. If any proceedings or litigation be commenced between the parties hereto concerning the terms of this Agreement, or the rights and duties of the parties hereto, the prevailing party in the proceeding or litigation (as determined by the mediator, arbitrator, or judge), shall be entitled, in addition to any other relief as may be granted, to a reasonable sum as and for the prevailing party’s attorneys’ fees and costs incurred in asserting the prevailing party’s rights hereunder.

(g) Expenses. All costs and expenses incurred by either party in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

(h) Counterparts. This Agreement may be executed in counterparts, each of which is an original, but all of which shall constitute one instrument.

(i) Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and understandings of the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties enter into this Agreement as of the date first set forth above.

YERBAÉ BRANDS CORP.	DIRECTOR:

/s/ Todd Gibson	/s/ Muraf Raza
Todd Gibson, CEO & Chairman of the board	Muraf Raza

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Exhibit A

Current Affiliations

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YERBAÉ BRANDS CORP.

EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD GRANT NOTICE

Yerbaé Brands Corp., a British Columbia corporation, (the “Company”), pursuant to its equity incentive plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted share units (“Restricted Share Units” or “RSUs”). Each vested Restricted Share Unit represents the right to receive, in accordance with the Restricted Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one common share in the capital of the Company (a “Share”, and, collectively, together with the RSUs, the “Securities”).

This award of Restricted Share Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Share Unit Award Grant Notice (this “Grant Notice”) and the Agreement.

Participant:	Maruf Raza

Grant Date:	January 1, 2024

Total Number of RSUs:	77,777

Vesting Start Date:	January 1, 2024

Vesting Schedule:	Subject to the Participant’s continued service with the Company or any Subsidiary (as applicable), the RSUs subject to this award shall vest on January 1, 2025.

To the extent that the vesting schedule would result in the vesting of any fractional RSU shares, such fractional shares shall remain unvested unless and until the occurrence of a subsequent vesting date on which the sum of all such fractional shares that would otherwise have vested on or prior to such subsequent vesting date equals a whole share, at which time the RSU shall vest with respect to such whole share (subject to the Participant’s continued service through such date).

This Grant Notice shall be governed in all respects by the terms and conditions of the Plan and the Agreement.

By the Participant’s acceptance of the terms and conditions set forth herein and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the board of directors of the Company (the “Board”) upon any questions arising under the Plan, this Grant Notice or the Agreement.

YERBAÉ BRANDS CORP.:		PARTICIPANT:

By:	/s/ Todd Gibson	By:	/s/ Maruf Raza
Print Name:	Todd Gibson	Print Name:	Maruf Raza
Title:	CEO

EXHIBIT A

TO RESTRICTED SHARE UNIT AWARD GRANT NOTICE

YERBAÉ BRANDS CORP. RESTRICTED SHARE UNIT AWARD AGREEMENT

ARTICLE 1.

GENERAL

1.1 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED SHARE UNITS

2.1 Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company, hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or its affiliates and for other good and valuable consideration.

2.2 Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Shares under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Settlement of RSUs. The Board may, in its sole discretion, choose to settle all or any lesser number of vested RSUs by the payment of cash in lieu of the issuance of Shares, in which event the Company will settle those RSUs by making a cash payment (a “Cash Settlement”) in an amount equal to the price per Share calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Board, by (ii) the amount equal to the Market Price on the next Trading Day of the Exchange after the Vesting Date of the RSUs credited to the Participant that have vested and become payable, net of applicable withholdings.

2.4 Vesting Schedule. The RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice, subject to the terms of the Plan.

2.5 Consideration to the Company. In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company and its Subsidiaries. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause.

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2.6 Issuance of Shares upon Vesting. As soon as administratively practicable following the vesting of any Restricted Share Units pursuant to Section 2.4 hereof, but in no event later than thirty (30) days after such vesting date, the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of RSUs subject to this award that vest on the applicable vesting date, unless such RSUs have terminated prior to the given vesting date pursuant to the terms of the Plan. Notwithstanding the foregoing, in the event Shares cannot be issued, as determined by the Board, in its sole discretion, and the Board has not elected to settle some or all of the portion of the award of RSUs by way of a Cash Settlement as contemplated in Section 2.3 above, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Board determines that Shares can again be issued in accordance with such Section.

2.7 Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be issued as fully paid and non-assessable Shares.

ARTICLE 3.

OTHER PROVISIONS

3.1 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company or any Subsidiary for any tax advice.

3.2 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s or Subsidiary’s records, as the case may be. By a notice given pursuant to this Section 3.2, either party may hereafter designate a different address for notices to be given to that party. Any notice shall will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time or mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

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3.3 Participant’s Representations. The Participant acknowledges, represents and warrants to the Company as follows:

(a) the Company has advised the Participant that the Company is relying on an exemption from the requirements to provide the Participant with a prospectus under applicable securities legislation and, as a consequence of acquiring the Securities pursuant to this exemption, certain protections, rights and remedies provided by applicable securities legislation, including, in most circumstances, statutory rights of rescission or damages, will not be available to the Participant;

(b) the Participant is not a U.S. person as such term is defined in Regulation S promulgated under the United States Securities Act of 1933;

(c) the Participant is a Director, Officer, Employee or Consultant of the Company or any its Subsidiaries that do not perform Investor Relations Activities; and

(d) the participation by the Participant in the Plan is voluntary and the Participant has not been induced to enter into this Agreement by the expectation of employment or continued employment or retention or continued retention by the Company or any affiliate of the Company.

3.4 Further Assurances. The Participant hereby covenants and agrees with the Company that the Participant will execute and deliver any documents and instruments and provide any information as may be reasonably requested by the Company, from time to time, to establish the availability of exemptions from prospectus and registration requirements and to comply with any applicable securities legislation and TSXV Policies, including without limitation those provisions of any applicable securities legislation and TSXV Policies relating to escrow requirements.

3.5 Notations on Records. The Participant hereby acknowledges and agrees to the Company making a notation on its records or giving instructions to the registrar and transfer agent of the Company in order to implement any resale restrictions under applicable legislation or regulation and the restrictions on transfer set forth and described in this Agreement and the Plan.

3.6 Payment of Taxes. Unless the Company permits otherwise, the Participant shall pay the Company in cash all local, provincial and federal withholding taxes applicable to the grant of the RSUs or the issuance of the Shares in respect thereof, or the transfer or other disposition of Shares acquired upon vesting of the RSUs. Any such payment must be made promptly when the amount of such obligation becomes determinable. In addition to any remedies available to the Company under the Plan to comply with withholding obligations, the Company may in its discretion sell on the Participant’s behalf, or require the Participant to sell, any Shares acquired by the Participant under the Plan, or retain any amount which would otherwise be payable to the Participant in connection with any such sale.

3.7 No Assignment. Other than in the event of death of the Participant, in which case the RSUs may be transferred or assigned by will or by the law governing the devolution of property to the Participant’s executor, administrator or other representative, this Agreement shall not be transferable or assignable by the Participant or the Participant’s representative and the RSUs may be vested only in the Participant or the Participant’s representative provided that, subject to the prior approval of the Board and, if necessary, the Exchange, the Participant may assign the RSUs to a company of which all of the voting securities are beneficially owned by the Participant, which ownership will continue for as long as any portion of the RSUs remain unvested.

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3.8 Regulatory Approvals. The granting of the RSUs and the issuance of the Shares in respect thereof and the terms and conditions hereof shall be subject to all regulatory approvals, as required.

3.9 Termination. The RSUs will terminate in accordance with the Plan.

3.10 Collection of Personal Information. The Participant acknowledges and consents to the fact that the Company is collecting the Participants’ personal information for the purposes set out in Exhibit B which may be disclosed by the Company to:

(a)	the Exchange or securities regulatory authorities;

(b)	the Company’s registrar and transfer agent;

(c)	tax authorities; and

(d)	authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

3.11 Disclosure of Personal Information. By executing this Agreement, the Participant is deemed to be consenting to the foregoing collection, use and disclosure of the Participant’s personal information and to the retention of such personal information for as long as permitted or required by law or business practice. By executing this Agreement, the Participant hereby consents to the foregoing collection, use and disclosure of the Participant’s personal information. The Participant also consents to the filing of copies of any documents described herein as may be required to be filed with the Exchange or any securities regulatory authority in connection with the grant of the RSUs.

3.12 Miscellaneous. Time is of the essence of this Agreement. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, and the Participant and his/her personal representative, if applicable. In the event of any inconsistency or conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern for all purposes. Wherever the plural or masculine are used throughout this Agreement, the same shall be construed as meaning singular or feminine or neuter or the body politic or corporate where the context of the parties thereto require. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written. This Agreement shall be exclusively governed by and construed in accordance with the laws of the Province of British Columbia without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and enure to the benefit of the parties hereto and their respective successors and assigns.

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EXHIBIT B

TSXV COLLECTION OF PERSONAL INFORMATION FORM

ACKNOWLEDGEMENT – PERSONAL INFORMATION

TSX Venture Exchange Inc. and its affiliates, authorized agents, subsidiaries and divisions, including the TSX Venture Exchange (collectively referred to as the “Exchange”) collect Personal Information in certain Forms that are submitted by the individual and/or by an Issuer or Applicant and use it for the following purposes:

●	to conduct background checks;

●	to verify the Personal Information that has been provided about each individual;

●	to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Issuer or Applicant;

●	to consider the eligibility of the Issuer or Applicant to list on the Exchange;

●	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Issuer, or its associates or affiliates;

●	to conduct enforcement proceedings; and

●	to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

As part of this process, the Exchange also collects additional Personal Information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished.

The Personal Information the Exchange collects may also be disclosed:

(a)	to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and

(b)	on the Exchange’s website or through printed materials published by or pursuant to the directions of the Exchange.

The Exchange may from time to time use third parties to process information and/or provide other administrative services. In this regard, the Exchange may share the information with such third party service providers.